EXHIBIT 99.1

The Chemours Company Reports Strong Second Quarter Results

Recovery momentum continues across all segments

WILMINGTON, Del., July 29, 2021 -- The Chemours Company (Chemours) (NYSE: CC), a global chemistry company with leading market positions in Titanium Technologies, Thermal & Specialized Solutions, Advanced Performance Materials, and Chemical Solutions today announces its financial results for the second quarter 2021.

Second Quarter 2021 Results

•	Net Sales of $1.7 billion, up 51% year-over-year
•	Net Income of $66 million with EPS of $0.39
•	Adjusted Net Income* of $205 million with Adjusted EPS* of $1.20, up $1.02 year-over-year
•	Adjusted EBITDA* of $366 million, up 120% year-over-year
•	Free cash flow of $189 million, an increase of $139 million year-over-year
•	On July 28, 2021, the company's Board of Directors approved a third quarter dividend of $0.25 per share, consistent with the prior quarter

Other Highlights

•

Announced appointment of Mark E. Newman as President and Chief Executive Officer of the Company effective July 1, 2021, following retirement of Mark P. Vergnano who has assumed the position of non-executive Chairman of the company’s Board of Directors succeeding Richard H. Brown

•	Advanced our Corporate Responsibility Commitments (CRC) with publication of our 2020 CRC report
•	Signed definitive agreement to sell Mining Solutions business for $520 million
•	Expect 2021 Adjusted EBITDA and Adjusted EPS to be in the top end of our guidance ranges

“We continue to execute well against our strategy and are driving improved performance across the portfolio. This quarter we have achieved multi-year highs for several key metrics on the back of improving demand,” said Chemours President and CEO Mark E. Newman. “I am particularly proud of the work our teams are doing to mitigate persistent supply chain challenges while continuing to prioritize the safety of our people during the ongoing pandemic. Strong operating performance, focus and accountability is a strength of this company. Our customers increasingly value Chemours as a trusted partner, especially in this period of strong demand.”

Second quarter 2021 Net Sales were $1.7 billion, 51% higher than the prior-year quarter. 46% volume growth was the primary driver of the better year-over-year sales performance with positive contributions from every segment. 2% higher pricing and 4% favorable currency translation more than offset a 1% portfolio headwind stemming from the exit of our Aniline business in the fourth quarter 2020. The 15% sequential sales improvement was driven by our ability to meet demand from the continuing global macro recovery and favorable seasonal trends that drove sales higher in Titanium Technologies, Thermal & Specialized Solutions, Advanced Performance Materials, and Chemical Solutions.

Second quarter Net Income was $66 million, or EPS of $0.39. Adjusted Net Income was $205 million, which excludes a $169 million charge associated with onsite remediation at our Fayetteville site and a $25 million charge associated with the settlement of natural resource damage claims with the State of Delaware, resulting in Adjusted EPS of $1.20, up $1.02 vs. the prior-year quarter. Adjusted EBITDA for the second quarter 2021 was $366 million in comparison to $166 million in the prior-year second quarter, a result of higher volume, pricing and a favorable currency impact, partially offset by incremental cost headwinds associated with higher plant fixed costs to increase production to meet higher demand, higher legacy environmental and legal costs, and higher performance-related compensation expense.

* For information on our non-GAAP measures, please refer to the attached “Reconciliation of GAAP Financial Measures to GAAP Financial Measures (Unaudited)”

EXHIBIT 99.1

Titanium Technologies
Titanium Technologies (TT) segment Net Sales in the second quarter were $859 million in comparison to $488 million in the prior-year quarter. Volume increased 66% vs. the prior-year second quarter, a result of solid demand in all regions and end-markets with strength across all selling channels. The 15% quarter-over-quarter volume increase reflected strong customer demand for Ti-Pure™ product and normalizing seasonal consumption. Our relationship with contracted customers is at the core of our TVS strategy; we continue to serve contracted customers at the highest level while maximizing production levels to support overall demand. Price was a 5% year-over-year benefit driven by gains in all selling channels. Sequentially, price improved 3% supported by strong market conditions and contractual increases.  Currency was a 5% year-over-year benefit in the quarter. Adjusted EBITDA increased by 133% to $219 million, in comparison to $94 million in the prior-year second quarter. Adjusted EBITDA margins of 25% improved 600bps year-over-year driven by the volume led sales recovery, which more than offset higher year-over-year costs stemming from increased plant fixed costs to support demand growth, higher ore costs, and incremental expense associated with supply chain disruptions.

Thermal & Specialized Solutions

Thermal & Specialized Solutions (TSS) segment Net Sales in the second quarter were $340 million, a 47% increase vs. the prior-year quarter. Segment volume improved 48% year-over-year driven by demand recovery in all markets and all regions. Opteon™ low global warming potential (GWP) refrigerant adoption was a driver of the better quarterly performance with strength across stationary and automotive OEM markets, despite constrained automotive production from the ongoing semiconductor chip shortages.   During the quarter we announced partnerships with select HVAC producers and stationary refrigerant customers to further promote the market transition to our low GWP solutions. Segment price declined 3% vs. the prior-year quarter, primarily due to contractual price adjustments for refrigerants as well as product and customer mix but improved 5% sequentially reflecting favorable market conditions. Segment Adjusted EBITDA of $117 million increased 113% vs. the prior-year quarter and Adjusted EBITDA margins of 34% improved 1000bps year-over-year driven by the recovery in key markets and improved product mix.

Advanced Performance Materials

Advanced Performance Materials (APM) segment Net Sales in the second quarter were $362 million – the highest quarterly segment Net Sales in Chemours history. Strong year-over-year sales growth was driven by demand recovery across nearly all end-markets and regions, despite challenging logistics and raw materials availability. Volume and price contributed 19% and 1% respectively to the strong year-over-year sales performance with an additional 4% contribution from currency. Customer level pricing actions supported the increased year-over-year segment pricing, partially offset by customer and product mix. Segment Adjusted EBITDA of $74 million increased 76% vs. the prior-year quarter and Adjusted EBITDA margins of 20% improved 600bps year-over-year driven by improved operating leverage.

Chemical Solutions
Chemical Solutions (CS) segment Net Sales in the second quarter were $94 million, 15% higher vs. the prior-year quarter inclusive of a 17% headwind due to portfolio changes. The net year-over-year sales increase was driven by 6% higher price and a 26% volume increase led by strong Mining Solutions and Glycolic performance. Adjusted EBITDA was $19 million, flat with the prior-year period. Adjusted EBITDA margins of 20% declined 300 bps vs. the prior-year as the benefits from improved volumes and pricing were offset by higher fixed and variable costs.

Corporate and Other
Corporate and Other in the second quarter 2021 represented a $63 million offset to Adjusted EBITDA vs. $44 million in the prior-year quarter. This year-over-year increase was primarily attributable to higher costs associated with legacy environmental remediation matters, primarily related to Fayetteville, legacy legal matters, higher performance-related compensation expenses, and cost deferral activities in the prior year related to COVID-19.

Liquidity
As of June 30, 2021, consolidated gross debt was $4.0 billion. Debt, net of $1.1 billion cash, was $2.9 billion, resulting in a net leverage ratio of approximately 2.6 times on a trailing twelve-month Adjusted EBITDA basis. Total liquidity was $1.8 billion comprised of $1.1 billion of cash and $0.7 billion of revolving credit facility capacity.

EXHIBIT 99.1

Cash provided by operating activities for the second quarter of 2021 was $256 million, up $145 million from $111 million in the prior-year quarter. Capital expenditures for the second quarter 2021 were $67 million, vs. $61 million in last year’s second quarter. Free Cash Flow for the second quarter of 2021 was $189 million, a $139 million improvement vs. the prior-year Free Cash Flow of $50 million. We repurchased a total of $13 million of our issued and outstanding common stock and $20 million of our senior secured term loans in the second quarter.

Outlook

Newman commented, “As I reflect on this quarter’s solid results, I wish to thank all 6,500 members of the Chemours team for their tireless work managing through a truly challenging and unprecedented time. I am confident that we have the right people and strategy to build upon our current strength. Given strong second quarter results and continued business momentum, we now expect 2021 Adjusted EBITDA and Adjusted EPS to be in the top end of our guidance ranges.”

Conference Call
As previously announced, Chemours will hold a conference call and webcast on Friday, July 30, 2021, at 8:30 AM EDT. The webcast and additional presentation materials can be accessed by visiting the Events & Presentations page of Chemours' investor website, investors.chemours.com. A webcast replay of the conference call will be available on the Chemours’ investor website.

About The Chemours Company
The Chemours Company (NYSE: CC) is a global leader in Titanium Technologies, Thermal & Specialized Solutions, Advanced Performance Materials, and Chemical Solutions providing its customers with solutions in a wide range of industries with market-defining products, application expertise and chemistry-based innovations. We deliver customized solutions with a wide range of industrial and specialty chemicals products for markets, including coatings, plastics, refrigeration, and air conditioning, transportation, semiconductor and consumer electronics, general industrial, mining and oil and gas. Our flagship products include prominent brands such as Ti-Pure™, Opteon™, Freon™, Teflon™, Viton™, Nafion™, and Krytox™. In 2019, Chemours was named to Newsweek’s list of America’s Most Responsible Companies. The company has approximately 6,500 employees and 30 manufacturing sites serving approximately 3,300 customers in approximately 120 countries. Chemours is headquartered in Wilmington, Delaware and is listed on the NYSE under the symbol CC.

For more information, we invite you to visit chemours.com or follow us on Twitter @Chemours or LinkedIn.

Non-GAAP Financial Measures
We prepare our financial statements in accordance with Generally Accepted Accounting Principles (GAAP). Within this press release, we may make reference to Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Effective Tax Rate, Return on Invested Capital and Net Leverage Ratio which are non-GAAP financial measures. The company includes these non-GAAP financial measures because management believes they are useful to investors in that they provide for greater transparency with respect to supplemental information used by management in its financial and operational decision making.

Management uses Adjusted Net Income (Loss), Adjusted EPS, Adjusted EBITDA, Adjusted EBITDA Margin, Free Cash Flow, Adjusted Effective Tax Rate, Return on Invested Capital and Net Leverage Ratio to evaluate the company's performance excluding the impact of certain noncash charges and other special items which we expect to be infrequent in occurrence in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter.

Accordingly, the company believes the presentation of these non-GAAP financial measures, when used in conjunction with GAAP financial measures, is a useful financial analysis tool that can assist investors in assessing the company's operating performance and underlying prospects. This analysis should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. This analysis, as well as the other information in this press release, should be read in conjunction with the company's financial statements and footnotes contained in the documents that the company files with the U.S. Securities and Exchange Commission. The non-GAAP financial measures used by the company in this press release may be different from the methods used by other companies. For more information on the non-GAAP financial measures, please refer to the attached schedules or the table, "Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures" and materials posted to the company's website at investors.chemours.com.

EXHIBIT 99.1

Forward-Looking Statements
This press release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which involve risks and uncertainties. Forward-looking statements provide current expectations of future events based on certain assumptions and include any statement that does not directly relate to a historical or current fact. The words "believe," "expect," "will," "anticipate," "plan," "estimate," "target," "project" and similar expressions, among others, generally identify "forward-looking statements," which speak only as of the date such statements were made. These forward-looking statements may address, among other things, the outcome or resolution of any pending or future environmental liabilities, the commencement, outcome or resolution of any regulatory inquiry, investigation or proceeding, the initiation, outcome or settlement of any litigation, changes in environmental regulations in the U.S. or other jurisdictions that affect demand for or adoption of our products, anticipated future operating and financial performance for our segments individually and our company as a whole, business plans, prospects, targets, goals and commitments, capital investments and projects and target capital expenditures, plans for dividends or share repurchases, sufficiency or longevity of intellectual property protection, cost reductions or savings targets, plans to increase profitability and growth, our ability to make acquisitions, integrate acquired businesses or assets into our operations, and achieve anticipated synergies or cost savings, all of which are subject to substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Forward-looking statements are based on certain assumptions and expectations of future events that may not be accurate or realized. These statements are not guarantees of future performance. Forward-looking statements also involve risks and uncertainties that are beyond Chemours' control. In addition, the current COVID-19 pandemic has significantly impacted the national and global economy and commodity and financial markets, which has had and we expect will continue to have a negative impact on our financial results. The full extent and impact of the pandemic is unknown and to date has included extreme volatility in financial and commodity markets, a significant slowdown in economic activity, and increased predictions of a global recession. The public and private sector response has led to significant restrictions on travel, temporary business closures, quarantines, stock market volatility, and a general reduction in consumer and commercial activity globally. Matters outside our control have affected our business and operations and may or may continue to limit travel of employees to our business units domestically and internationally, adversely affect the health and welfare of our personnel, significantly reduce the demand for our products, hinder our ability to provide goods and services to customers, cause disruptions in our supply chains, adversely affect our business partners or cause other unpredictable events. Additionally, there may be other risks and uncertainties that Chemours is unable to identify at this time or that Chemours does not currently expect to have a material impact on its business. Factors that could cause or contribute to these differences include the risks, uncertainties and other factors discussed in our filings with the U.S. Securities and Exchange Commission, including in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 and in our Annual Report on Form 10-K for the year ended December 31, 2020. Chemours assumes no obligation to revise or update any forward-looking statement for any reason, except as required by law.

CONTACT:

INVESTORS
Jonathan Lock
VP, Corporate Development and Investor Relations
+1.302.773.2263
investor@chemours.com

NEWS MEDIA
Cassie Olszewski
Media Relations and Financial Communications Manager
+1.302.219.7140
media@chemours.com

EXHIBIT 99.1

The Chemours Company

Interim Consolidated Statements of Operations (Unaudited)

(Dollars in millions, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net sales	$1,655	$1,093	$3,091	$2,398
Cost of goods sold	1,391	894	2,530	1,901
Gross profit	264	199	561	497
Selling, general, and administrative expense	172	110	310	235
Research and development expense	27	20	51	44
Restructuring, asset-related, and other charges	5	17	—	28
Total other operating expenses	204	147	361	307
Equity in earnings of affiliates	10	7	20	14
Interest expense, net	(47)	(53)	(97)	(107)
Other income (expense), net	21	14	21	(1)
Income before income taxes	44	20	144	96
Benefit from income taxes	(22)	(4)	(17)	(28)
Net income	66	24	161	124
Net income attributable to Chemours	$66	$24	$161	$124
Per share data
Basic earnings per share of common stock	$0.40	$0.15	$0.97	$0.75
Diluted earnings per share of common stock	0.39	0.15	0.95	0.75

EXHIBIT 99.1

The Chemours Company

Interim Consolidated Balance Sheets (Unaudited)

(Dollars in millions, except per share amounts)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$1,139	$1,105
Accounts and notes receivable, net	802	511
Inventories	1,046	939
Prepaid expenses and other	60	78
Total current assets	3,047	2,633
Property, plant, and equipment	9,668	9,582
Less: Accumulated depreciation	(6,220)	(6,108)
Property, plant, and equipment, net	3,448	3,474
Operating lease right-of-use assets	230	236
Goodwill, net	153	153
Other intangible assets, net	9	14
Investments in affiliates	178	167
Other assets	414	405
Total assets	$7,479	$7,082
Liabilities
Current liabilities:
Accounts payable	$1,061	$844
Compensation and other employee-related cost	113	107
Short-term and current maturities of long-term debt	25	21
Current environmental remediation	154	95
Other accrued liabilities	321	375
Total current liabilities	1,674	1,442
Long-term debt, net	3,964	4,005
Operating lease liabilities	188	194
Long-term environmental remediation	402	295
Deferred income taxes	55	36
Other liabilities	296	295
Total liabilities	6,579	6,267
Commitments and contingent liabilities
Equity
Common stock (par value $0.01 per share; 810,000,000 shares authorized; 191,115,609 shares issued and 165,373,101 shares outstanding at June 30, 2021; 190,239,883 shares issued and 164,920,648 shares outstanding at December 31, 2020)	2	2
Treasury stock, at cost (25,742,508 shares at June 30, 2021; 25,319,235 and December 31, 2020)	(1,087)	(1,072)
Additional paid-in capital	920	890
Retained earnings	1,381	1,303
Accumulated other comprehensive loss	(318)	(310)
Total Chemours stockholders’ equity	898	813
Non-controlling interests	2	2
Total equity	900	815
Total liabilities and equity	$7,479	$7,082

EXHIBIT 99.1

The Chemours Company

Interim Consolidated Statements of Cash Flows (Unaudited)

(Dollars in millions)

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities
Net income	$161	$124
Adjustments to reconcile net income to cash provided by (used for) operating activities:
Depreciation and amortization	163	160
Gain on sales of assets and businesses	(2)	—
Equity in earnings of affiliates, net	(19)	(11)
Amortization of debt issuance costs and issue discounts	4	5
Deferred tax benefit	(39)	(70)
Asset-related charges	—	11
Stock-based compensation expense	20	9
Net periodic pension cost	3	6
Defined benefit plan contributions	(8)	(14)
Other operating charges and credits, net	24	(3)
Decrease (increase) in operating assets:
Accounts and notes receivable, net	(288)	128
Inventories and other operating assets	(60)	33
(Decrease) increase in operating liabilities:
Accounts payable and other operating liabilities	336	(223)
Cash provided by operating activities	295	155
Cash flows from investing activities
Purchases of property, plant, and equipment	(127)	(167)
Foreign exchange contract settlements, net	(7)	4
Cash used for investing activities	(134)	(163)
Cash flows from financing activities
Proceeds from accounts receivable securitization facility	—	12
Proceeds from revolving loan	—	300
Debt repayments	(27)	(134)
Payments on finance leases	(5)	(3)
Purchases of treasury stock, at cost	(13)	—
Proceeds from exercised stock options, net	11	5
Payments related to tax withholdings on vested stock awards	(2)	(2)
Payments of dividends to the Company's common shareholders	(82)	(82)
Distributions to non-controlling interest shareholders	—	(4)
Cash (used for) provided by financing activities	(118)	92
Effect of exchange rate changes on cash and cash equivalents	(9)	4
Increase in cash and cash equivalents	34	88
Cash and cash equivalents at January 1,	1,105	943
Cash and cash equivalents at June 30,	$1,139	$1,031

Supplemental cash flows information
Non-cash investing and financing activities:
Purchases of property, plant, and equipment included in accounts payable	$43	$25
Treasury Stock repurchased, not settled	2	—

EXHIBIT 99.1

The Chemours Company

Segment Financial and Operating Data (Unaudited)

(Dollars in millions)

Segment Net Sales				Three Months
				Ended	Sequential
	Three Months Ended June 30,		Increase /	March 31,	Increase /
	2021	2020	(Decrease)	2021	(Decrease)
Titanium Technologies	$859	$488	$371	$723	$136
Thermal & Specialized Solutions	340	231	109	304	36
Advanced Performance Materials	362	292	70	333	29
Chemical Solutions	94	82	12	76	18
Total Net Sales	$1,655	$1,093	$562	$1,436	$219

Segment Adjusted EBITDA				Three Months
				Ended	Sequential
	Three Months Ended June 30,		Increase /	March 31,	Increase /
	2021	2020	(Decrease)	2021	(Decrease)
Titanium Technologies	$219	$94	$125	$169	$50
Thermal & Specialized Solutions	117	55	62	93	24
Advanced Performance Materials	74	42	32	51	23
Chemical Solutions	19	19	—	10	9
Corporate and Other	(63)	(44)	(19)	(55)	(8)
Total Adjusted EBITDA	$366	$166	$200	$268	$98

Adjusted EBITDA Margin	22%	15%		19%

Quarterly Change in Net Sales from the three months ended June 30, 2020
	June 30, 2021	Percentage Change vs.	Percentage Change Due To
	Net Sales	June 30, 2020	Price	Volume	Currency	Portfolio
Total Company	$1,655	51%	2%	46%	4%	(1)%

Titanium Technologies	$859	76%	5%	66%	5%	—%
Thermal & Specialized Solutions	340	47%	(3)%	48%	2%	—%
Advanced Performance Materials	362	24%	1%	19%	4%	—%
Chemical Solutions	94	15%	6%	26%	—%	(17)%

Quarterly Change in Net Sales from the three months ended March 31, 2021
	June 30, 2021	Percentage Change vs.	Percentage Change Due To
	Net Sales	March 31, 2021	Price	Volume	Currency	Portfolio
Total Company	$1,655	15%	3%	12%	—%	—%

Titanium Technologies	$859	19%	3%	15%	1%	—%
Thermal & Specialized Solutions	340	12%	5%	7%	—%	—%
Advanced Performance Materials	362	9%	—%	9%	—%	—%
Chemical Solutions	94	24%	6%	19%	—%	(1)%

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

GAAP Net Income Attributable to Chemours to Adjusted Net Income and Adjusted EBITDA Reconciliation

Adjusted earnings before interest, taxes, depreciation, and amortization (“Adjusted EBITDA”) is defined as income (loss) before income taxes, excluding the following items: interest expense, depreciation, and amortization; non-operating pension and other post-retirement employee benefit costs, which represents the components of net periodic pension (income) costs excluding the service cost component; exchange (gains) losses included in other income (expense), net; restructuring, asset-related, and other charges; (gains) losses on sales of businesses or assets; and, other items not considered indicative of the Company’s ongoing operational performance and expected to occur infrequently. Adjusted Net Income is defined as net income (loss) attributable to Chemours, adjusted for items excluded from Adjusted EBITDA, except interest expense, depreciation, amortization, and certain provision for (benefit from) income tax amounts.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2021	2020	2021	2021	2020
Net income attributable to Chemours	$66	$24	$96	$161	124
Non-operating pension and other post-retirement employee benefit income	(2)	(1)	(1)	(5)	(1)
Exchange (gains) losses, net	(3)	(6)	8	5	19
Restructuring, asset-related, and other charges	5	17	(5)	—	28
Gain on sales of assets and businesses	(2)	—	—	(2)	—
Natural disasters and catastrophic events (1)	3	—	16	19	—
Transaction costs	—	—	4	5	2
Legal and environmental charges (2,3)	195	1	13	208	12
Adjustments made to income taxes (4)	(10)	(2)	—	(10)	(22)
Benefit from income taxes relating to reconciling items (5)	(47)	(3)	(11)	(58)	(13)
Adjusted Net Income (6)	205	30	120	323	149
Interest expense, net	47	53	49	97	107
Depreciation and amortization	79	82	83	163	160
All remaining provision for income taxes (6)	35	1	16	51	7
Adjusted EBITDA	$366	$166	$268	$634	$423

Adjusted effective tax rate (6)	15%	3%	12%	14%	4%
(1)	Natural disasters and catastrophic events pertains to the total cost of plant repairs and utility charges in excess of historical averages caused by Winter Storm Uri.
(2)

Legal charges pertains to litigation settlements, PFOA drinking water treatment accruals, and other legal charges. For the three and six months ended June 30, 2021, legal charges include $25 associated with the Company’s portion of the costs to enter into a Settlement Agreement, Limited Release, Waiver and Covenant Not to Sue reflecting Chemours, DuPont, Corteva, EID and the state of Delaware’s agreement to settle and fully resolve claims alleged against the companies. See “Note 15 – Commitments and Contingent Liabilities” to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 and “Note 22 Commitments and Contingent Liabilities” to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2020 for further details.

(3)

For the three and six months ended June 30, 2021, environmental charges include $169 related to the construction of the barrier wall, operation of the groundwater extraction and treatment system, and long-term enhancements to the old outfall treatment system at Fayetteville. In 2020, environmental charges pertains to management’s assessment of estimated liabilities associated with on-site remediation, off-site groundwater remediation, and toxicity studies related to Fayetteville. The six months ended June 30, 2020 includes $8 in additional charges related to the approved final Consent Order associated with certain matters at Fayetteville. See “Note 15 – Commitments and Contingent Liabilities” to the Interim Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021 and “Note 22 Commitments and Contingent Liabilities” to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2020 for further details.

(4)

Includes the removal of certain discrete income tax impacts within our provision for income taxes, such as shortfalls and windfalls on our share-based payments, certain return-to-accrual adjustments, valuation allowance adjustments, unrealized gains and losses on foreign exchange rate changes, and other discrete income tax items.

(5)

The income tax impacts included in this caption are determined using the applicable rates in the taxing jurisdictions in which income or expense occurred and represents both current and deferred income tax expense or benefit based on the nature of the non-GAAP financial measure.

(6)	Adjusted effective tax rate is defined as all remaining provision for income taxes divided by pre-tax Adjusted Net Income.

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

GAAP Earnings per Share to Adjusted Earnings per Share Reconciliation

Adjusted earnings per share (“EPS”) is calculated by dividing Adjusted Net Income by the weighted-average number of common shares outstanding. Diluted Adjusted EPS accounts for the dilutive impact of stock-based compensation awards, which includes unvested restricted shares. Diluted Adjusted EPS considers the impact of potentially-dilutive securities, except in periods in which there is a loss because the inclusion of the potentially-dilutive securities would have an anti-dilutive effect.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2021	2020	2021	2021	2020
Numerator:
Net income attributable to Chemours	$66	$24	$96	$161	$124
Adjusted Net Income	205	30	120	323	149
Denominator:
Weighted-average number of common shares outstanding - basic	166,168,550	164,648,103	165,652,778	165,912,089	164,448,226
Dilutive effect of the Company's employee compensation plans	3,989,453	765,838	3,397,544	3,693,498	888,190
Weighted-average number of common shares outstanding - diluted	170,158,003	165,413,941	169,050,322	169,605,587	165,336,416

Basic earnings per share of common stock	$0.40	$0.15	$0.58	$0.97	0.75
Diluted earnings per share of common stock	0.39	0.15	0.57	0.95	0.75
Adjusted basic earnings per share of common stock	1.23	0.18	0.72	1.95	0.91
Adjusted diluted earnings per share of common stock	1.20	0.18	0.71	1.90	0.90

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions, except per share amounts)

2021 Estimated GAAP Net Income Attributable to Chemours to Estimated Adjusted Net Income, Estimated Adjusted EBITDA and Estimated Adjusted EPS Reconciliation (*)

	Year Ended December 31, 2021
	Low	High
Net income attributable to Chemours	$429	$552
Restructuring, transaction, and other costs	50	50
Adjusted Net Income	479	602
Interest expense, net	191	191
Depreciation and amortization	325	325
All remaining provision for income taxes	105	132
Adjusted EBITDA	$1,100	$1,250

Weighted-average number of common shares outstanding - basic (1)	165.7	165.7
Dilutive effect of the Company's employee compensation plans (1,2)	3.2	3.2
Weighted-average number of common shares outstanding - diluted (1,2)	168.9	168.9

Basic earnings per share of common stock	$2.59	$3.33
Diluted earnings per share of common stock (2)	2.54	3.27
Adjusted basic earnings per share of common stock	2.89	3.63
Adjusted diluted earnings per share of common stock (2)	2.84	3.56
(1)

The Company’s estimates for the weighted-average number of common shares outstanding - basic and diluted reflect results for the three months ended March 31, 2021, which are carried forward for the projection period.

(2)

Diluted earnings per share is calculated using net income available to common shareholders divided by diluted weighted-average common shares outstanding during each period, which includes unvested restricted shares. Diluted earnings per share considers the impact of potentially dilutive securities except in periods in which there is a loss because the inclusion of the potential common shares would have an anti-dilutive effect.

(*)

The Company’s estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these current estimates.

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

GAAP Cash Flow Provided by Operating Activities to Free Cash Flows Reconciliation

Free Cash Flows is defined as cash flows provided by (used for) operating activities, less purchases of property, plant, and equipment as shown in the consolidated statements of cash flows.

	Three Months Ended			Six Months Ended
	June 30,		March 31,	June 30,
	2021	2020	2021	2021	2020
Cash provided by operating activities	$256	$111	$39	$295	155
Less: Purchases of property, plant, and equipment	(67)	(61)	(60)	(127)	(167)
Free Cash Flows	$189	$50	$(21)	$168	$(12)

2021 Estimated GAAP Cash Flow Provided by Operating Activities to Estimated Free Cash Flow Reconciliation (*)

(Estimated)
Year Ended December 31, 2021
Cash flow provided by operating activities	$	>800
Less: Purchases of property, plant, and equipment		~(350)
Free Cash Flows	$	>450
(*)

The Company’s estimates reflect its current visibility and expectations based on market factors, such as currency movements, macro-economic factors, and end-market demand. Actual results could differ materially from these current estimates.

Return on Invested Capital Reconciliation

Return on Invested Capital (“ROIC”) is defined as Adjusted EBITDA, less depreciation and amortization (“Adjusted EBIT”), divided by the average of invested capital, which amounts to net debt, or debt less cash and cash equivalents, plus equity.

	Twelve months Ended June 30,
	2021	2020
Adjusted EBITDA (1)	$1,090	$898
Less: Depreciation and amortization (1)	(321)	(315)
Adjusted EBIT	$769	$583

	As of June 30,
	2021	2020
Total debt	$3,989	$4,346
Total equity	900	659
Less: Cash and cash equivalents	(1,139)	(1,031)
Invested capital, net	$3,750	$3,974
Average invested capital (2)	$3,834	$4,116

Return on Invested Capital	20%	14%
(1)

Reconciliations of net income (loss) attributable to Chemours to Adjusted EBITDA are provided on a quarterly basis. See the preceding table for the reconciliation of net income (loss) attributable to Chemours to Adjusted EBITDA.

(2)	Average invested capital is based on a five-quarter trailing average of invested capital, net.

EXHIBIT 99.1

The Chemours Company

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures (Unaudited)

(Dollars in millions)

Net Leverage Ratio Reconciliation

Net Leverage Ratio is defined as our total debt principal, net, or our total debt principal outstanding less cash and cash equivalents, divided by Adjusted EBITDA.

	As of June 30,
	2021	2020
Total debt principal	$4,020	$4,380
Less: Cash and cash equivalents	(1,139)	(1,031)
Total debt principal, net	$2,881	$3,349

	Twelve months Ended June 30,
	2021	2020
Adjusted EBITDA (1)	$1,090	$898

Net Leverage Ratio	2.6	3.7
(1)

Reconciliations of net income (loss) attributable to Chemours to Adjusted EBITDA are provided on a quarterly basis. See the preceding table for the reconciliation of net income (loss) attributable to Chemours to Adjusted EBITDA.